ALPHARX, INC.

INTERIM CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2004 AND SEPTEMBER 30, 2003
(UNAUDITED)

ASSETS

	June 30,	September 30,
	2004	2003
CURRENT ASSETS
	$	$
Cash	12,707	24,520
Accounts Receivable	17,283	27,662
Deferred financing costs	184,999	-
Prepaid Expenses	123,653	3,690
Inventory	121,392	141,905

TOTAL CURRENT ASSETS	460,034	197,777

PROPERTY, PLANT & EQUIPMENT, at cost

Less accumulated deprecation of $110,476	222,962
Less accumulated depreciation of $79,097		126,535

OTHER ASSETS

Licensing Rights	1	230,000

TOTAL ASSETS	682,997	554,312

See condensed notes to the consolidated financial statements

ALPHARX, INC.

INTERIM CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2004 AND SEPTEMBER 30, 2003
(UNAUDITED)

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

	June 30,	September 30,
	2004	2003
CURRENT LIABILITIES
	$	$
Accounts Payable and Accrued Liabilities	527,964	254,724
Notes Payable	1,475,810	474,837
Litigation Liabilities	25,000	25,000

TOTAL CURRENT LIABILITIES	2,028,774	754,561

SHAREHOLDERS' DEFICIENCY

Common Stock, $ 0.0001 par value,	1,703	1,692
Authorized 100,000,000 shares, issued and
outstanding 17,020,082 shares (September
30, 2003 - 16,920,082)
Additional paid-in capital	4,054,029	4,024,039
Deficit	(5,401,509)	(4,225,980)

TOTAL SHAREHOLDERS' DEFICIENCY	(1,345,777)	(200,249)

TOTAL LIABILITIES AND SHAREHOLDERS'	682,997	554,312
DEFICIENCY

See condensed notes to the consolidated financial statements

ALPHARX, INC.

INTERIM CONSOLIDATEDSTATEMENTS OF OPERATIONS

FOR THE NINE MONTH PERIOD ENDED JUNE 30, 2004 and 2003
(UNAUDITED)

Nine Months Ended June 30,	2004	2003

SALES	$ 371,694	$ 3,739

COST OF SALES	148,046	2,830

GROSS MARGIN	223,648	909

GENERAL AND ADMINISTRATIVE, SALES AND	975,381	804,524
MARKETING EXPENSES
RESEARCH AND DEVELOPMENT EXPENSES	162,568	183,569
DEPRECIATION	31,301	20,990

LOSS FROM OPERATIONS	(945,602)	(1,008,174)

OTHER INCOME AND EXPENSES
Interest Income	72	2
Other Income	-	10,000
Write down of Licensing Rights	229,999	-

LOSS BEFORE INCOME TAXES	(1,175,529)	(998,172)

INCOME TAX	-	-

NET LOSS	$ (1,175,529)	$ (998,172)

NET LOSS PER COMMON SHARE, BASIC &	(0.07)	(0.06)
DILUTED

WEIGHTED AVERAGE NUMBER OF COMMON	17,002,866	16,102,014
SHARES OUTSTANDING

See condensed notes to the consolidated financial statements

ALPHARX, INC.

INTERIM CONSOLIDATEDSTATEMENTS OF OPERATIONS

FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2004 AND 2003
(UNAUDITED)

Three Months Ended June 30,	2004	2003

SALES	$ 9,084	$ 1,241

COST OF SALES	1,861	587

GROSS MARGIN	7,223	654

GENERAL AND ADMINISTRATIVE, SALES AND	377,394	161,562
MARKETING EXPENSES
RESEARCH AND DEVELOPMENT EXPENSES	122,323	28,281
DEPRECIATION	11,739	8,858

LOSS FROM OPERATIONS	(504,233)	(198,047)

OTHER INCOME AND EXPENSES
Interest Income	72	-
Other Income	-	10,000
Write down of licensing rights	-	-

LOSS BEFORE INCOME TAXES	(504,161)	(188,047)

INCOME TAX	-	-

NET LOSS	$ (504,161)	$ (188,047)

NET LOSS PER COMMON SHARE, BASIC &	(0.03)	(0.01)
DILUTED

WEIGHTED AVERAGE NUMBER OF COMMON	17,020,082	16,632,770
SHARES OUTSTANDING

See condensed notes to the consolidated financial statements

ALPHARX, INC.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
DEFICIENCY
(UNAUDITED)

	Common Stock		Additional	Retained	Total
Number of			Paid-in	Earnings	Shareholders'
Shares		Amount	Capital	(Deficit)	Equity (Deficiency)

Balance as of	15,327,341	1,533	2,897,277	(2,811,383)	87,427
September 30,
2002

Issuances of	1,592,741	159	846,168		846,327
Common
Stock

Issuance of Stock			280,594		280,594
Options for consulting services

Net loss for the				(1,414,597)	(1,414,597)
Year ending
September 30,
2003

Balance as of	16,920,082	1,692	4,024,039	(4,225,980)	(200,249)
September 30,
2003

Issuance of
Common Stock	100,000	11	29,990		30,001

Net loss for the
Nine month period
Ending June
30, 2004				(1,175,529)	(1,175,529)

Balance as of
June 30, 2004	17,020,082	1,703	4,054,029	(5,401,509)	(1,345,777)

See condensed notes to the consolidated financial statements

ALPHARX, INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIOD ENDED JUNE 30, 2004 AND 2003
(UNAUDITED)

Nine months ended June 30,	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	(1,175,529)	(998,172)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	31,301	20,990
Write down of licensing rights	229,999	-
Shares issued for services rendered	30,001	273,436
Options issued for services rendered		280,594
Changes in assets and liabilities:
(Increase) decrease in inventory	20,513	(67,948)
(Increase) decrease in accounts receivable	10,379	(1,702)
Increase in prepaid expenses	(119,963)	(12,017)
Increase in deferred financing costs	(184,999)	-
Increase (decrease) in accounts payable and accrued	273,240	25,933
liabilities
NET CASH USED IN OPERATING ACTIVITIES	(885,058)	(478,886)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	-	(250,000)
Purchase of property, plant & equipment	(127,728)	(17,992)
NET CASH USED IN INVESTING ACTIVITIES	(127,728)	(267,992)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance (repayment) of notes payable	1,000,973	216,682
Proceeds from issuance of common stock	-	572,891
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,000,973	789,573

NET INCREASE (DECREASE) IN CASH	(11,813)	42,695

CASH (bank indebtedness), beginning of period	24,520	(9,202)

CASH, end of period	12,707	33,493

See condensed notes to the consolidated financial statements

ALPHARX, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004
(UNAUDITED)

NOTE 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of all recurring accruals) considered necessary for fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year ended September 30, 2004. Interim financial statements should be read in conjunction with the Company's annual audited financial statements.

NOTE 2. NATURE OF BUSINESS AND GOING CONCERN

ALPHARX, INC. (the Company) was incorporated under the laws of the State of Delaware on August 7, 1997. The company is an emerging pharmaceutical company specializing in the formulation of therapeutic products using proprietary drug delivery technologies. The company was formally known as LOGIC TECH INTERNATIONAL, INC., and had its corporate name changed during the fiscal year of 2000.

Effective July 1, 2003 the Company acquired all of the shares of AlphaRx Canada Limited for nominal value of $1. AlphaRx Canada Limited was dormant until this time. AlphaRx Canada Limited was incorporated under the laws of Ontario in order to streamline sales of the Company's products in the Canadian market. Prior to this time AlphaRx Canada Limited had no material assets or any liabilities and was wholly owned by the President & CEO of the Company. The consolidated financial statements reflect the activities of the Company and of AlphaRx Canada Limited - its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern. Continuance of the company as a going concern is dependent on its future profitability and on the on-going support of its shareholders, affiliates and creditors.

NOTE 3 PROMISSORY NOTES AND DEFERRED FINANCING COSTS

The Company issued senior secured convertible promissory notes to 10 investors during February and March, 2004 in the aggregate amount of $861,000. These promissory notes are subject to voluntary conversion into common stock at any time at a price of $0.15 (fifteen cents) per share. Under certain circumstances the promissory notes are convertible into common stock at a lesser conversion price. In addition, holders of the promissory notes are entitled to warrants, exercisable up to 3 years from conversion date, to acquire an additional number of shares of common stock varying from 50% of the common stock acquired upon conversion and up to 300% of the common stock acquired upon conversion. These promissory notes are secured by a lien on substantially all of the assets of the Company. See also subsequent event below.

In connection with the promissory notes for $861,000, and any funds raised in the future, the Company is liable for a fee to its placement agent equal to 10% of the gross proceeds. Accordingly, $86,100 has been recorded as deferred financing costs with respect to funds raised to date.

During April, 2004 the Company issued an aggregate of $300,000 of unsecured promissory notes under terms and conditions substantially the same as those described above, but such promissory notes are unsecured and have an interest rate of 5%. The fees payable to our placement agent in connection with these promissory notes are equal to 10% of the gross proceeds received and are payable at the election of the placement agent in cash or units consisting of one share of common stock and a warrant to purchase an additional share of common stock at a stipulated value of $0.15 per unit of common stock, together with warrants exercisable at $0.15 per share for a number of shares of common stock equal to 10% of the shares of common stock issued upon the conversion of such promissory notes. See also subsequent event below.

The remainder of the deferred financing costs relate to legal fees, and escrow fees in connection with the private placement completed in July, 2004. See subsequent events note below for further detail.

NOTE 4. LICENSING RIGHTS

The Company acquired world-wide exclusive commercialization rights for VT-1 from Select Therapeutics Inc. in January 2003 with the intention of commercializing this drug. Subsequent to this acquisition the Company successfully launched Flexogan in Canada, and shifted focus on drug delivery products, and related sales and marketing. Having unsuccessfully attempted to resell these commercialization rights, they have been written down to a nominal value due primarily to prohibitive development costs, and the fact that there is no market for these rights.

NOTE 5. LITIGATION LIABILITY

The Company is a defendant in a lawsuit filed by a prospective investor alleging breach of contract, which seeks damages totalling $25,000. The Company believes the suit is without merit; however, to remain conservative, the entire claim has been accrued in the financial statements.

NOTE 6. SUBSEQUENT EVENTS

On July 21, 2004 the Company issued 20,000,700 shares of Common Stock at $0.15 per share for gross proceeds of $3,000,105. The Company also issued, in connection with the private placement, warrants to purchase 20,000,700 shares of Common Stock at $0.30 per share. The warrants have an expiry date of July 21, 2007. The Warrant is subject to mandatory redemption at a price of $0.01 per underlying share of Common Stock if the Common Stock trades for 10 consecutive days at a price at or above $0.90 per share.

On July 21, 2004, in connection with the private placement mentioned above, certain convertible promissory note holders elected to convert their promissory notes into shares of Common Stock and warrants to purchase shares of Common Stock at $0.30 per share. Promissory Notes plus accrued interest totalling $375,234 were converted into 3,752,340 shares of Common Stock plus warrants to purchase 7,504,678 shares of Common Stock. It is anticipated that all remaining convertible promissory note holders, other than those mentioned below, will convert their notes into Common Stock plus warrants to purchase shares of Common Stock. There remains outstanding $500,000 in convertible promissory notes plus accrued interest as at July 21, 2004.

During July, 2004, unsecured promissory notes plus accrued interest totalling $304,708 were repaid from the proceeds of the private placement of Common Stock mentioned above.